UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                                   EXULT, INC.
                                   -----------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)


                                    302284104
                                    ---------
                                 (CUSIP Number)


                                DECEMBER 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [_]     Rule 13d-1(b)
             [_]     Rule 13d-1(c)
             [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 302284104             SCHEDULE 13G                       Page  2 of 12
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person           General Atlantic Partners, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             48,872,396
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        48,872,396

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  48,872,396
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      46.3%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               00

--------------------------------------------------------------------------------

CUSIP NO. 302284104             SCHEDULE 13G                       Page  3 of 12
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person           General Atlantic Partners 54, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             48,872,396
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        48,872,396

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  48,872,396
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      46.3%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. 302284104             SCHEDULE 13G                       Page  4 of 12
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person           General Atlantic Partners 57, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             48,872,396
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        48,872,396

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  48,872,396
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      46.3%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. 302284104             SCHEDULE 13G                       Page  5 of 12
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person           General Atlantic Partners 60, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             48,872,396
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        48,872,396

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  48,872,396
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      46.3%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. 302284104             SCHEDULE 13G                       Page  6 of 12
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person           GAP Coinvestment Partners, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        New York

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             48,872,396
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        48,872,396

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  48,872,396
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      46.3%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. 302284104             SCHEDULE 13G                       Page  7 of 12
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person           GAP Coinvestment Partners II, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             48,872,396
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        48,872,396

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  48,872,396
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      46.3%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. 302284104             SCHEDULE 13G                       Page  8 of 12
          ---------

         This Amendment No. 2 to Schedule 13G is filed by the undersigned to amend and restate in its entirety the Schedule 13G, dated February 13, 2001, as amended by Amendment No. 1, dated February 8, 2002, with respect to the shares of common stock, par value $0.01 per share, of Exult, Inc. (the "Company").

Item 1.  (a)      NAME OF ISSUER

         Exult, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         121 Innovation Drive, Suite 200
         Irvine, CA 92612

Item 2.  (a)      NAMES OF PERSONS FILING

         General Atlantic Partners, LLC ("GAP")
         General Atlantic Partners 54, L.P. ("GAP 54")
         General Atlantic Partners 57, L.P. ("GAP 57")
         General Atlantic Partners 60, L.P. ("GAP 60")
         GAP Coinvestment Partners, L.P. ("GAPCO")
         GAP Coinvestment Partners II, L.P. ("GAPCO II", and together with GAP, GAP 54, GAP 57, GAP 60 and GAPCO, the "Reporting Persons")

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

         c/o General Atlantic Service Corporation
         3 Pickwick Plaza
         Greenwich, CT 06830

         (c)      CITIZENSHIP

         GAP -- Delaware
         GAP 54 -- Delaware
         GAP 57 -- Delaware
         GAP 60 -- Delaware
         GAPCO -- New York
         GAPCO II -- Delaware

         (d)      TITLE OF CLASS OF SECURITIES

         Common Stock, par value $0.01 per share (the "Shares")

         (e)      CUSIP NUMBER

         302284104

CUSIP NO. 302284104             SCHEDULE 13G                       Page  9 of 12
          ---------

Item 3. This statement is not filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

Item 4. As of December 31, 2002, GAP, GAP 54, GAP 57, GAP 60, GAPCO and GAPCO II each owned of record no Shares, 23,309,812 Shares, 5,576,766 Shares, 10,901,035 Shares, 3,879,024 Shares and 5,205,759 Shares, respectively, or 0.0%, 22.1%, 5.3%, 10.3%, 3.7% and 4.9%, respectively, of the issued and outstanding Shares. The general partner of GAP 54, GAP 57 and GAP 60 is GAP. The managing members of GAP are Steven A. Denning, Peter L. Bloom, Peter Currie, Mark F. Dzialga, Erik Engstrom, Klaus Esser, William E. Ford, William O. Grabe, David C. Hodgson, Braden R. Kelly, Rene M. Kern, William J. Lansing, Matthew Nimetz, Clifton S. Robbins, Franchon M. Smithson, Tom C. Tinsley, Florian Wendelstadt and John Wong (collectively, the "GAP Managing Members"). Messrs. Denning and Dzialga are directors of the Company. The GAP Managing Members (other than Mr. Esser) are the general partners of GAPCO and GAPCO II. By virtue of the fact that the GAP Managing Members are also the general partners authorized and empowered to vote and dispose of the securities held by GAPCO and GAPCO II, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the Shares which each of them owns of record. Accordingly, as of December 31, 2002, each of the Reporting Persons may be deemed to own beneficially an aggregate of 48,872,396 Shares or 46.3% of the issued and outstanding Shares. Each of the Reporting Persons has the shared power to direct the vote and the shared power to direct the disposition of the 48,872,396 Shares that may be deemed to be owned beneficially by each of them.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         See Item 4.

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         See Item 4.

CUSIP NO. 302284104             SCHEDULE 13G                      Page  10 of 12
          ---------

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

Item 10. CERTIFICATION

         Not applicable.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP NO. 302284104             SCHEDULE 13G                      Page  11 of 12
          ---------

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated as of February 14, 2003

                                    GENERAL ATLANTIC PARTNERS, LLC


                                    By: /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact


                                    GENERAL ATLANTIC PARTNERS 54, L.P.


                                    By: General Atlantic Partners, LLC,
                                        its General Partner


                                        By: /s/ Thomas J. Murphy
                                            -----------------------------------
                                            Name:   Thomas J. Murphy
                                            Title:  Attorney-in-Fact


                                    GENERAL ATLANTIC PARTNERS 57, L.P.

                                    By: General Atlantic Partners, LLC,
                                        its General Partner


                                        By: /s/ Thomas J. Murphy
                                            -----------------------------------
                                            Name:   Thomas J. Murphy
                                            Title:  Attorney-in-Fact


                                    GENERAL ATLANTIC PARTNERS 60, L.P.


                                    By: General Atlantic Partners, LLC,
                                        its General Partner


                                        By: /s/ Thomas J. Murphy
                                            -----------------------------------
                                            Name:   Thomas J. Murphy
                                            Title:  Attorney-in-Fact

CUSIP NO. 302284104             SCHEDULE 13G                       Page 12 of 12
          ---------


                                    GAP COINVESTMENT PARTNERS, L.P.


                                    By: /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact


                                    GAP COINVESTMENT PARTNERS II, L.P.


                                    By: /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact